Exhibit 99.1

Sunstone Hotel Investors, Inc. – Q2 2013 Earnings Call

CORPORATE PARTICIPANTS

Ken Cruse Sunstone Hotel Investors Inc. – CEO

John Arabia Sunstone Hotel Investors Inc. – President

Bryan Giglia Sunstone Hotel Investors Inc. – CFO

Marc Hoffman Sunstone Hotel Investors Inc. – COO

CONFERENCE CALL PARTICIPANTS

David Loeb Robert W. Baird & Company - Analyst

 Ian Weissman ISI Group - Analyst

 Smedes Rose Evercore Partners, Inc. - Analyst

 Chris Woronka Deutsche Bank - Analyst

 Joshua Attie Citigroup - Analyst

 Ryan Meliker MLV &  Co. - Analyst

 Lukas Hartwich Green Street Advisors - Analyst

 Nikhil Bhalla FBR Capital Markets - Analyst

 Jeffrey Donnelly Wells Fargo Securities, LLC - Analyst

 PRESENTATION

Operator

 Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Q2 2013 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, Tuesday, August 6, 2013 at 9 AM Pacific Standard Time. I will now turn the presentation over to Sunstone's Chief Financial Officer, Bryan Giglia. Please go ahead, sir.

 Bryan Giglia  - Sunstone Hotel Investors Inc. - CFO

 Thank you, Laura, and good morning everyone. By now you should have all received a copy of our second-quarter earnings release and our supplemental, which were released yesterday. If you do not yet have a copy, you can access them on our website at www.sunstonehotels.com. Before we begin this call, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Ks, 10-Qs and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information, including EBITDA, adjusted EBITDA, FFO, adjusted FFO, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are Ken Cruse, Chief Executive Officer; John Arabia, President; and Marc Hoffman, Chief Operating Officer. After our remarks, we will be available to answer your questions. Before I turn the call over to Ken, I would like to remind everyone that with the beginning of this year, we adopted calendar reporting quarters for our 10 Marriott-managed hotels similar to the rest of our portfolio, which also reports on a calendar basis. Last year, reporting for our Marriott-managed hotels was based on a 13-period fiscal calendar. As a result of this calendar shift, our revenues, net income, adjusted EBITDA and adjusted FFO for Q2 2013 includes seven additional days of operations for our Marriott-managed hotels as compared with Q2 2012. With that, I would like to now turn the call over to Ken. Please go ahead.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Thanks, Bryan, and thank you all for joining us today. On today's call, I'll start by reviewing our second-quarter earnings report and our recent transaction activity. Next I'll discuss some leading indicators for our portfolio and industry. And finally, I'll cover our rationale for reinstating cash common dividends. Following my comments, John will discuss our capital investment program and the state of play in the hotel acquisitions market. Mark will then review our operations in detail and specific asset management initiatives. Finally, Bryan will go over our liquidity, balance sheet and guidance for the third quarter and full year, before I wrap up our prepared remarks and open up the call for questions.

1

To begin with, our second quarter was in line with guidance. Looking at the various components, our revenue per available room grew by 2.6% over the second quarter 2012, which was at the low-end of our guidance range, due primarily to slightly slower than expected corporate group trends during the quarter. At the same time, our adjusted EBITDA, adjusted FFO and adjusted FFO per diluted share all came in at the high-end of our guidance range. Our adjusted average daily rate grew by $6.50 to $188.89, while our occupancy declined by 80 basis points to 83%. Our quarterly decline in occupancy was almost solely attributable to renovation displacement at the four hotels in which we were completing major repositioning projects during the first part of the quarter.

Excluding the four renovation hotels, our portfolio occupancy grew by 60 basis points to 83.9% in the quarter, which on a same-store basis, is the highest-ever second-quarter occupancy level for our portfolio. Our comparable hotel EBITDA margins improved by 10 basis points to 33.1% during the second quarter. Here again, our margin performance was impacted by short-term displacement related to renovations. Excluding the four renovation hotels, our hotel EBITDA margins improved by 80 basis points to 34.7% in Q2, as our operators effectively translated incremental revenues into greater bottom-line profitability through a variety of proactive profit improvement measures. Marc will discuss some of our profit improvement initiatives in greater detail later in the call.

Moving on to transactions, improving the quality and scale of our portfolio while gradually de-leveraging our balance sheet has been and remains our core strategic objective. During the quarter, we completed several transactions that helped to advance this objective. On May 1, we acquired the 250-room Hilton New Orleans St. Charles as part of a 1031 like-kind exchange. On May 31, we redeemed all of our 6.45% Series C Convertible Preferred Stock at face value of $100 million. We used cash from our February 2013 common stock offering to fund this redemption. The redemption effectively offset the leverage we took on pursuant to the Boston Park Plaza acquisition, which included the assumption of a $119 million 4.4% mortgage. On that point, after the quarter-end on July 2, we closed on the $250 million acquisition of the Boston Park Plaza Hotel. This transaction completed the tax efficient recycling of proceeds from our sale of non-core assets earlier in the year. During our 2013 period of ownership, we expect the Boston Park Plaza to generate between $8 million and $9.5 million of adjusted EBITDA, and between $6.5 million and $8 million of net operating income.

I know many of you have questions about our long-term plans for the Boston Park Plaza. While we acquired this 1,053-room hotel as is, at an attractive going-in yield, we see broad-ranging opportunities to enhance the competitiveness and value of this well-located asset. Our team has been actively engaged in framing out a comprehensive long-term positioning plan for this hotel similar to the exercise we undertook when we acquired the hotel that is now the Hyatt Magnificent Mile in Chicago. As we are finalizing the plan now, expect more information on our strategy for the Boston Park Plaza later this year. To give you a better perspective on how both of the Boston Park Plaza and the Hilton New Orleans St. Charles fit into our overall portfolio, we've included hotel-level statistics and full-Company pro forma adjusted EBITDA, adjusted FFO and FFO per share for Q2 and year to date for both 2013 and 2012 in our supplemental disclosures this quarter. I should reiterate that prior ownership recently added 112 keys to the Boston Park Plaza by splitting 112 larger rooms into 224 smaller rooms. As a result, year-over-year RevPAR for this hotel is not comparable and will not be included in our full-year comparable hotel RevPAR statistics during 2013. As expected, while the additional rooms will have the effect of reducing the hotel's overall RevPAR, the hotel is on pace to increase total revenue by approximately 6% in 2013.

Turning to hotel renovations, our design and construction team has been very active this year on a broad range of repositioning projects. As of now, the team has completed all of our most disruptive 2013 capital projects. And as expected, we are achieving solid growth from hotels where we've recently completed renovations. For example, in July, our recently renovated hotels achieved average year-over-year RevPAR growth of 9%. We expect these solid post-renovation growth trends to continue during the second half of 2013 and beyond. Speaking of future growth, while we expect macroeconomic factors such as sequestration to continue to have an effect on the overall growth rate for lodging, it's important to keep such factors in perspective. The reality is that macro factors have tempered demand for lodging since the current recovery began over 45 months ago, yet travelers are hitting the road in record numbers and our operators are gradually achieving pricing gains as occupancies are at or above prior peak levels. In short, while certain macroeconomic impediments to growth remain, we are seeing a number of green lights as we look ahead.

One of the best leading indicators for our business is group booking productivity, which we define as all future group room nights booked during a specific period. While corporate group was a bit softer than expected in the second quarter, our second-quarter group productivity was very strong. Specifically our same-store group bookings during second quarter increased 20% over the second quarter 2012. This is record-level group productivity for our portfolio. As a result, our current year group pace, or group revenues on the books for the current year, is now the strongest it has been over the past five years, and our 2014 group pace implies continued growth over 2013. Specifically, while our 2014 group pace was slightly below trend when we last spoke, our 2014 group pace is now up approximately 1.1% over 2013 pace the same time last year. To be fair, in isolation, a 1.1% increase in group pace is nothing to write home about, but when considered in the context of the very high occupancy level of our portfolio, we expect that our solid 2014 group pace will help to further improve the business transient pricing power of our hotels, as the laws of supply and demand continued to move in our favor. Accordingly, we expect our RevPAR and earnings growth to accelerate in the periods ahead. To illustrate this point, for the month of July, our portfolio's comparable RevPAR grew by approximately 7%.

In short, we believe the lodging recovery that began in December of 2009 remains solidly on track. Consistent with our prior comments, we expect continued gradual improvement in lodging industry fundamentals for the next several years, albeit at a more gradual rate of recovery than during prior cycles. While we are seeing pockets of new hotel supply in certain of our markets -- particularly New York, Chicago and Washington, DC -- the trailing 12-month US lodging demand-to-supply growth rate spread is roughly 2.2% in favor of demand, which is well above historical norms. This is a positive indicator for the health of our industry. As PKF projects sub-2% supply growth through 2015, we expect our industry's positive demand-to-supply ratio to persist for some time. While we do expect the US lodging industries to see gradual increases in new hotel supply over the next three to five years, given the relatively limited availability of development capital and the material discount to replacement value of most in-place hotels, we believe overall hotel supply will, for the next several years, be meaningfully lower than the levels our industry has experienced during the last cycle. Meanwhile, we do expect to see continued growth in demand for upper upscale hotel rooms as the ongoing rebound in corporate profits and improving consumer and business sentiment continues to fuel high-rated travel, especially in the major US markets where we have hotel investments.

Which brings us to our rationale for the reinstatement of our common dividend. For a variety of good reasons, we've been a staunch holdout on re-instituting cash common dividends thus far during the current recovery. Specifically, while it has been our long-term goal to pay a well-supported stable cash dividend, our strategic objective of improving our portfolio of quality and scale while gradually deleveraging our balance sheet has taken precedence over the past several years. While our portfolio quality and balance sheet objectives remain paramount, we've made very good progress on these fronts over the last several years. As a result of select acquisitions, non-core hotel dispositions, and our comprehensive renovation program, our portfolio is well-positioned for growth. Additionally, we have materially improved our balance sheet through debt repayments, preferred equity redemptions and equity funded investments.

In light of our progress on these fronts, we are now reinstating a well-supported quarterly cash dividend on our common shares. Our goal is to pay a base quarterly dividend through all phases of the cycle. Although our dividend rate may change in the future based on changes in our taxable income, risks affecting our business and the overall status of our portfolio and balance sheet initiatives, which I noted all remain paramount. We believe that a $0.05 per-quarter dividend in both the third quarter and fourth quarter of this year will satisfy our 2013 distribution requirements, as we expect to utilize roughly $43 million of net operating loss carry-forwards to offset our taxable income in 2013. In 2014, our taxable income will no longer be offset by NOLs, or the distributions from our preferred securities we retired earlier this year. Beginning in 2014, we expect to make base quarterly cash dividends and we intend to employ an annual year-end distribution to satisfy the balance of our taxable income distribution requirements.

The size and nature of our year-end dividends will be determined during the fourth quarter of each year. We believe this approach will enable our investors to benefit from a relatively consistent and predictable quarterly cash dividend, and a relatively high one-time annual dividend during the continuation of the growth phase of the lodging cycle. Again, our goal would be to maintain good base dividend support during any future cyclical downturns, with our annual dividends flexing based on changes in our operating environment. Clearly, the reinstitution of cash common dividends is a positive milestone for Sunstone. And with that, I'll now turn the call over to John to discuss our capital and investment plans going forward.

 John Arabia  - Sunstone Hotel Investors Inc. - President

 Thank you, Ken. Good morning, everyone. Today I'll provide an update of our internal and external investment activities, as well as an overview of the hotel acquisitions environment. Let's start with our recent and pending renovation activities. We were quite busy on the renovation front in the first half of this year, as we invested roughly $69 million into our existing portfolio. These first-half renovations resulted in $10 million of revenue disruption, and reduced our year-to-date RevPAR growth by approximately 270 basis points. The most notable of these projects include, first, the $25 million complete repositioning of the Hyatt Chicago Magnificent Mile. Second, the $15 million renovation of all 460 guest rooms at the Hilton Times Square. Third, the repositioning of the now 348-room Renaissance Westchester, which included the addition of one new guest room. And fourth, the full renovation of the now 407-room Hyatt Regency Newport Beach, in which we re-purposed space to add four additional keys.

Let's dig more deeply into the largest of these projects, the Hyatt Chicago Magnificent Mile, which I know many of you toured during the NAREIT conference in July. We acquired this hotel, formerly the Wyndham Chicago, in June 2012 for a contractual purchase price of $88 million, and immediately started the hotel's repositioning. The $25 million renovation, which included converting unused space into two additional guest rooms, increased our investment in the 419-room hotel to roughly $107 million, or approximately $255,000 per key net of incentives provided by Hyatt. We could not be happier with this investment, and expect significant revenue and earnings growth going forward. More specifically, the hotel produced $4.7 million of EBITDA in 2012, and is expected to generate roughly $4 million in 2013 after experiencing a $1 million renovation-impacted loss in the first quarter of 2013. In 2014, the first full year as a renovated hotel, we expect the hotel to generate over $9 million of EBITDA, representing an all-in EBITDA multiple on our investment between 11.5 and 12.5 times. Again, we couldn't be more pleased with the renovation, and would like to thank not only the hotel's management team and associates for their great effort, but also Davidson and Hyatt for their collaborative efforts. We look forward to working with both Davidson and Hyatt on other projects in the near future.

During the second half of 2013, we expect to begin various routine renovations at five of our hotels, including a rooms and ballroom renovation at the 781-room Renaissance Orlando, a rooms renovation at the 374-room Renaissance Long Beach, a rooms renovation at the 357-room Hilton Garden Inn Chicago, and a lobby refresh at both the Hilton Times Square and the Doubletree Times Square. Many of these projects will begin in the fourth quarter of this year and will be wrapped up early next year. The good news is that unlike the disruptive renovations completed in the first half of this year, we do not expect the renovation activities started in the second half of the year to materially impact our profits, as renovation disruption should be routine.

One of the hotel renovations that we expect to begin in the near future is the Boston Park Plaza, which we acquired last month. Now, as many of you know, this is quality real estate located in a very attractive location. However, as noted at the time of the acquisition, the hotel has not been maintained to the level that we believe will maximize its profits or the return on our investment. We are in the process of developing a long-term, comprehensive repositioning plan for the asset, which will begin with roughly $20 million of infrastructure work starting this year. This infrastructure work, such as materially improving the building's heating and cooling, elevators and internet connectivity, will have a large, positive impact on the guest experience and property appeal. Over the next several quarters, we will update you on our plans to reposition this hotel and to maximize our return on this important asset.

Now let's talk about the acquisitions environment. Despite the recent increase in interest rates, there remains both a fairly large pool of potential acquisition targets and considerable competition for hotel real estate by both public and private investors. For Class A properties in sought-after locations, it appears that some investors have lowered bids in response to the increase in interest rates, yet many have not. As a result, we believe that there has been a wider dispersion of bids for hotels being marketed, but no noticeable change in hotel asset values or cap rates thus far. That said, the recent increase in interest rates seems to have negatively impacted, on the margin, the value of pedestrian assets or those located in tertiary markets. Looking forward, we see opportunities to acquire well-located assets at attractive prices, and we intend to remain an active investor, as we look to continue to improve the quality and scale of our portfolio while gradually deleveraging our balance sheet. As we have done in the past, we will only move forward with acquisitions when we can acquire quality hotels at attractive prices, funded with equity that is priced at or above NAV. This approach may result in less acquisition activity for Sunstone than has been the case for many of the more acquisitive hotel investors in our space. With that, I will turn it over to Marc to discuss our second-quarter operating results and our thoughts on the current operating environment.

 Marc Hoffman  - Sunstone Hotel Investors Inc. - COO

 Thank you, John, and good morning, everyone. I will review our portfolio second-quarter performance in greater detail. Please note that all statistics are for the 27-hotel portfolio, excluding the Boston Park Plaza, unless otherwise noted. First, let's start with group demand. As Ken noted, group demand continues to grow at a measured pace. As many of you are aware, group room rate growth has been modest thus far during the current recovery. And in fact, weak corporate group was the primary reason that our Q2 RevPAR came in at the low end of our guidance. For perspective, in 2012, compared to full-year 2011, group room rates across our portfolio were virtually flat. Recently, this trend has improved, as our operators have achieved more instances of group room rate increases as we burn off lower rate group booked during the cyclical trough.

For example, group ADR increased over 3.9% in the second quarter, and is expected to increase approximately 3% for the full year of 2013. That said, group rate increases remain sporadic and largely based upon market-specific factors. At the end of the second quarter, for our comparable portfolio, our group pace for the remainder of 2013 was up 3.6%, with a 50-basis point increase in group room nights, and a 3.1% increase in group rates. Group production for all current and future years in the second quarter increased 20% over the second quarter last year, and was the highest second-quarter booking production in five years. Our year-to-date group production has increased 3.2%. Our bookings were positively impacted by Renaissance Orlando, Marriott Quincy, and the Hilton San Diego Bayfront.

In summary, group demand and pricing is improving in most of our markets. For our comparable portfolio, third-quarter booking pace has grown to 8%, and our fourth-quarter booking pace remains quite strong at 4.6%. As we look forward to 2014, our group booking pace for all 28 hotels is now positive 1.1%, which, as Ken noted is a significant improvement to our 2014 pace from last quarter, which was a negative 4%. 21 of our 28 hotels are showing strong pace growth in 2014. The Renaissance Washington, DC is coming off an outstanding 2013 -- where pace is up 22% versus 2012 -- and is expected to achieve group revenues above their prior peak levels. Removing the Renaissance Washington, DC outlier, our 2014 pace for the portfolio is up 5.8%.

Now let's focus on transient demand trends. More than 60% of our overall demand comes from transient travelers, with business travelers comprising the largest segment of our transient demand. While second-quarter transient revenues were hindered by lost occupancy at four hotels under major renovation, transient demand trends remained relatively healthy. With occupancy at or near previous peak levels, we expect transient rates to increase by approximately 3% to 5% in 2013, as increasing demand allows our revenue managers to remix the business towards higher-rated segments of demand. During the second quarter, our comparable portfolio, excluding the four hotels under renovation, were sold out approximately 28% of the time. Which represents a 7% increase in sold-out room nights versus the second quarter of 2012. A few revenue management data points. Our premium room revenue improved 4.1%. Our corporate-negotiated ADR grew 5%. And finally, our discounted room segments grew ADR by 7%, with discounted room nights declining 1.5% as our operators effectively shifted our business mix into higher-rated segments.

In addition to the four hotels under major renovation in the second quarter, we experienced below-average or declining RevPAR in a few hotels. As expected, both of our New Orleans hotels experienced RevPAR declines, due to a soft citywide convention calendar. On the other hand, several hotels delivered very strong results in the second quarter. RevPAR for our Chicago combination of Embassy Suites and Hilton Garden Inn grew a combined 8.8% through strategic mix shifting. Our Marriott Portland achieved a 19% increase in RevPAR, as we employed an aggressive rate strategy following the completion of our rooms renovation earlier in the year. Finally, our two Houston hotels continued to achieve above-market growth, with combined RevPAR growth in the second quarter of 9.5%. In spite of relatively soft top-line growth, we achieved EBITDA flow during the second quarter through solid expense controls and various efficiency measures. Our hotel portfolio departmental expense per occupied room grew at only 1.3%.

Our asset management team and hotels continue to constantly ask -- what if? And how could we be smarter at running our business every single day? Whether from reduced menu sizing to creative labor staff management, our and hotel cost models are positioned to take advantage of increasing ADR. However, we did experience some inflationary increases in sales promotion, real estate taxes, property insurance in the second quarter. I should note that we completed our property insurance renewal at the end of June, and we achieved a reduction of approximately 8.3% in property insurance premiums on a per-key basis for the remainder of 2013 and the first half of 2014. Our portfolio benefited from cost containments in both hotel G&A and energy expenses.

As discussed during our previous calls, we continue to improve our energy efficiencies and decrease our energy costs through various energy savings initiatives. These initiatives include installation of in-room intelligent heating and cooling systems, installation of variable frequency drives, retrofitting hotel lighting to LED more efficient lighting, installation of more efficient chillers, and outsourcing of laundries. Over the past three quarters, we have implemented new energy efficiencies in 23% of our hotels, and as a result, these initiatives have helped reduce our quarterly energy costs, with energy cost per occupied room declining 3.9% in the second quarter.

For example, at the Hilton San Diego Bayfront, where we installed new lighting, intelligent thermostats and variable frequency drives, we achieved a significant 9.3% decrease in energy costs per occupied room during the second quarter, even while the hotel grew occupancy and revenues. As we continue implementing these energy-savings programs, we are targeting returns well in excess of 20% of our invested capital. Let me turn now to Bryan to review our liquidity and guidance. Bryan, please go ahead.

 Bryan Giglia  - Sunstone Hotel Investors Inc. - CFO

 Thank you, Marc. I will now turn to our balance sheet and provide an overview of our liquidity and overall leverage profile. With respect to liquidity, Sunstone ended the second quarter with approximately $272 million of cash, including $72.3 million of restricted cash. Adjusting for the acquisition of the Boston Park Plaza, which was completed on July 2, our pro forma unrestricted cash balance at the end of the quarter would have been approximately $65 million. In addition to our cash position, we have an undrawn $150 million line of credit, and 12 unencumbered hotels. During 2012, these unencumbered hotels collectively generated approximately $57 million of EBITDA. At the end of the quarter, and pro forma for the acquisition of the Boston Park Plaza, we had $1.5 billion of consolidated debt and preferred securities, which includes 100% of the $233 million mortgage secured by the Hilton San Diego Bayfront.

Adjusting for the debt attributed to our minority partner in this asset, our pro rata debt balance is currently $1.47 billion, which consists entirely of well-staggered, non-crossed mortgage debt and preferred securities. Our debt has a weighted average term to maturity of 4.1 years and an average interest rate of 4.9%. Our variable rate debt as a percentage of total debt stands at 29%, and we do not have any debt maturities through early 2015. As Ken noted, and as evidenced by our reintroduction of well-supported quarterly cash dividends, we are comfortable with our current leverage profile and our ability to continue to achieve our long-term credit milestones. Consistent with the track record we've built over the past several years, we expect to further improve our balance sheet, increase our financial flexibility in a methodical and shareholder-friendly manner as the lodging cycle continues.

Now turning to guidance. A full reconciliation of our current guidance can be found on pages 17 through 19 of our supplemental, as well as in our earnings release. As noted, with our major 2013 renovations now complete, and with a solid base of group rooms on the books, we expect to see an acceleration in RevPAR growth for the remainder of the year. For the third quarter, we see RevPAR growing at a pace of 5% to 7%. We expect third-quarter adjusted EBITDA to come in between $66 million and $69 million. And we expect third-quarter adjusted FFO per diluted share to be between $0.27 and $0.29. At the midpoint, this indicates a 22% increase in FFO per diluted share as compared to the third-quarter 2012. We tightened the range of our full-year 2013 guidance to reflect our first-half results. Our updated full-year 2013 adjusted EBITDA guidance now ranges from $235 million to $245 million. And our updated full-year adjusted FFO guidance now ranges from $0.91 to $0.97 per diluted share. Today's guidance reflects our ownership period of all completed 2013 transactions, and does not include any potential future transactions. With that, I'll now turn the call back over to Ken to wrap up.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Thank you very much, Bryan. I have just a few closing remarks before opening up the call to questions. Demand for lodging has been resilient throughout the current cycle, despite persistent macroeconomic uncertainty and various industry-specific bumps along the way. As demand has improved, many of our hotels are now operating at or above prior peak occupancy levels, and are approaching prior peak RevPAR and EBITDA production. Yet prior peak is merely a data point. As I noted, fundamentals for our business point toward continued growth in both revenues and profits over the next several years. Group pace and booking productivity are improving. Business transient demand remains very strong. New property-level innovation and efficiencies are driving continued margin expansion, and industry-wide supply growth is expected to remain low for years to come. In short, the fundamentals point toward meaningful growth in hotel revenues, cash flows and asset values over the next several years. We are pleased with the progress we have made over the last several years, and we remain firmly focused on improving our portfolio quality and scale while gradually deleveraging our balance sheet.

That said, I would like to emphasize that while making smart, well-timed investments and finance decisions are fundamental to our business, as a hotel owner, our success is largely dependent on how our team creates value in our hotels after we acquire them. Beyond just investing and financing, proactive portfolio management, creative and at times fanatical asset management, as well as systematic and disciplined design and construction management, are all key focus areas and core competencies of the Sunstone team. With each of our key disciplines well-represented, in my opinion, the depth of the entire Sunstone team is one of our principal competitive advantages. We thank you for taking the time to listen today, and for your continued interest in Sunstone. So with that, let's open up the call to questions. Laura, please go ahead.

 QUESTION AND ANSWER

Operator

 Thank you, sir. We will now begin the question-and-answer session.

 David Loeb  - Robert W. Baird & Company - Analyst

 I want to ask about Boston, which I understand some reluctance on your part to answer. I'm curious about what the long-term vision is and how long it takes to get there. But also in the near term, as you apply your fanatical asset management -- at times fanatical asset management -- is there much you can do there? We've seen the 8-K with the results of that hotel for the past few years. And it looks like Highgate has done a tremendous job of increasing the margins there. Is there much more of that to go in the near term?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 David, great question. I'm going to hand it over to Marc Hoffman, our fanatical head of asset management, to take that one.

 Marc Hoffman  - Sunstone Hotel Investors Inc. - COO

 Thanks, David. Thanks, Ken. In terms of the long-term plan for Boston Park Plaza, while we acquired Boston Park Plaza at an attractive going-in yield, we see broad-ranging opportunities to enhance competitiveness and value of this well-located asset. We are actively framing out comprehensive plans now. We clearly will be looking at -- if you look at the hotel as it looks today, it's a 2.5 star to 2.75 star hotel. We're going to take that position to 3.25 star to 3.75 star. In general, the hotel, from a group standpoint, is not competitive to the other four major group boxes in Boston. We would clearly make it competitive. The Boston Park Plaza generates significant in-place cash flow. Our immediate business plan for the hotel entails the build-out and leasing up of 43,000 square feet of ground level and below-grade retail spaces, which predominantly front Arlington and Park Plaza. As Ken talked about, we have planned to invest significantly in mechanical, electrical, plumbing, heating, cooling, and structural, to really create a much more comfortable environment for the customers. Longer term, we may undertake a more comprehensive repositioning to further enhance the hotel's competitiveness. We're looking through that now, developing business cases, et cetera. As for Highgate, yes, the hotel has done a very, very good job. We believe that with the renovations, there are revenue and profitability enhancements that will occur, due to the hotel being held back in some way from growth due to its current positioning.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 David, this is Ken. I'll just jump in and just sum it up by saying the hotel today lacks a cohesive experience that modern-day business travelers are looking for. Our plan is going to be to tie the rooms product, the public spaces, the meeting spaces together in a much more competitive and appealing way. And it's going to take us some time, as we said on the last call, to establish that complete positioning plan. But over the next quarter or so, you'll hear a lot more about it.

 David Loeb  - Robert W. Baird & Company - Analyst

 And what do you think the NOI potential is from the retail?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 I believe we may have talked about that on last call. We see that retail as potentially generating north of $1.5 million to $2 million.

 David Loeb  - Robert W. Baird & Company - Analyst

 Okay, great, thanks.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 You're welcome.

Operator

 Ian Weissman, ISI Group.

 Ian Weissman  - ISI Group - Analyst

 Just a couple of questions. John, you gave some interesting color on the current deal environment and cap rates and the like. And you talked a little bit about your acquisition strategy. You've had a lot of success on the sales side. What are the thoughts about continuing that process and looking to continue to cull your portfolio at these levels?

 John Arabia  - Sunstone Hotel Investors Inc. - President

 Ian, good afternoon, by the way. We have sold several hotels over the past 18, 24 months. And really have sold off a good portion of the lowest end of our portfolio. While we have debated, analyzed additional sales, right now, it's not a top priority. We will continue to receive inbound overtures for assets and evaluate them. But right now, I think the portfolio is in very good shape. And I don't think dispositions is going to be a primary strategy of ours in the very near term.

 Ian Weissman  - ISI Group - Analyst

 Okay. And just two other questions. It sounds like you're still shielding -- and I think my number is correct -- $43 million through NOLs, which are gone next year. Does that put the dividend at a run rate of about $0.12 a share per quarter? Is that right?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 So Ian, this is Ken. As I've mentioned, we had about $43 million of NOLs this year, which will be fully utilized in 2013. We also had several million dollars of distributions on the Series A, as well as the Series C. Those will go away. So just roundly, think about it as $50 million of non-recurring tax shield in 2013 that won't be in place in 2014.

 Ian Weissman  - ISI Group - Analyst

 Okay, that's helpful. And finally, Bryan, just to clarify a little bit on the comparable RevPAR growth that you're quoting for the quarter. What would be the dollar amount that we should assume for RevPAR in the third quarter that would be comparable to third quarter of last year?

 Bryan Giglia  - Sunstone Hotel Investors Inc. - CFO

 Ian, give me one second while we -- so you are looking at the nominal RevPAR amount?

 Ian Weissman  - ISI Group - Analyst

 Right. If you're saying you're going to do, let's say 6% RevPAR growth in the third quarter, what's that comparable growth -- what is the actual dollar RevPAR number for the third-quarter range?

 Bryan Giglia  - Sunstone Hotel Investors Inc. - CFO

 So that would be in the $140 to $150 range.

 Ian Weissman  - ISI Group - Analyst

 Okay, that's very helpful. Thank you.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Thanks, Ian.

Operator

 Smedes Rose, Evercore.

 Smedes Rose  - Evercore Partners, Inc. - Analyst

 I wanted to ask you just a little more on group. What percent of your group bookings for 2014 are on your books now? And is it in line with where you would expect it to be now?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Yes. Hi, Smedes. So 2014 groups on the book are about where they would normally be in a typical year. We've got a number of big hotels that start the year off with between 85% and 95% of their group rooms on the books. So we're pacing for 2014. As we mentioned, we are up a little bit for 2014 in terms of pacing. And so group rooms on the books for the larger hotels are -- call it 75% or so for 2014. The smaller hotels cross over the year at about 50%. And so there's a lot more in the year for the year fill. Marc, do want to add more color to that?

 Marc Hoffman  - Sunstone Hotel Investors Inc. - COO

 Yes, the total percentage of our rooms for the entire portfolio now is at 90%. We're in very good shape compared to where we are typically. So we've got 90% of our rooms on the books, we have very little to fill in for the remainder of the year to make --

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 For '14.

 John Arabia  - Sunstone Hotel Investors Inc. - President

 For '14.

 Marc Hoffman  - Sunstone Hotel Investors Inc. - COO

 Oh, I thought he was asking me about '13. I'm sorry.

 Smedes Rose  - Evercore Partners, Inc. - Analyst

 No. For 2014, what percent of the rooms are on the books -- group rooms?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Just give us a second on that one, Smedes. We have that information.

 Smedes Rose  - Evercore Partners, Inc. - Analyst

 And then while you're looking, too, I would just be interested in your thoughts about New York for 2014. In light of your properties here and thinking about the supply coming along, any kind of thoughts you have on that would be helpful, as well.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Sure. Our two hotels in Times Square are very well-located hotels. We've got -- the Doubletree is located right at 47th and Broadway, with fairly large suites. And so the hotel has performed well, in spite of new supply. Similar story with the Hilton in Times Square, where you've got high-quality rooms products well-located that compare pretty favorably to the new supply that's coming on, especially in the lower locations within the city. That said, supply will be a factor. We're going to see a 15% increase in supply in the Times Square market through 2015. This is from 2012 through 2015, to roughly 30,000, plus group rooms -- or plus hotel rooms. And then in the broader New York market, you'll see a 20% increase in supply. So no question about it, supply will overall dampen the demand -- the overall growth rate in RevPAR for the New York market.

We do feel that our hotels will perform well in the face of that supply, relative to some of the other hotels that exist. Some of the other things -- we called this out on the last call, as well. Some of the other things that will affect our RevPAR growth rate for the two products that we have in Times Square is just a change in the Hilton Honors system. I think you may be aware that they changed the points system, materially devalued the points program across the board, but specifically impacted our two hotels. And so while H Honors has been a fairly significant driver of room nights in our hotels in the New York market, that change will also further impact, and has further impacted RevPAR growth in those hotels in the second quarter. We'll see moderation in demand overall. I'm going to shift back over to Marc for the question on the overall group rooms.

 Marc Hoffman  - Sunstone Hotel Investors Inc. - COO

 And again, my -- sorry about -- I thought you said '13. In terms of '14, we have 52% of our group room nights on the books. And that's the strongest number we've had over the last four years at this point.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 And again, for some of larger hotels, you're closer to 75%, given the fact that they booked more of their group rooms in advance.

 Smedes Rose  - Evercore Partners, Inc. - Analyst

 Okay, that's helpful. Thank you.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 You're welcome, Smedes.

 Bryan Giglia  - Sunstone Hotel Investors Inc. - CFO

 And just to follow-up on, Ian, your question on the nominal adjusted RevPAR for Q3 '12 was $141. So that would translate into a range for Q3 2013 about $145 to $150.

Operator

 Chris Woronka, Deutsche Bank.

 Chris Woronka  - Deutsche Bank - Analyst

 Can you just remind us the normal tailwind you might get from some of these renovations? You talked about the four hotels specifically. And is it three quarters, four quarters, or more than that?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 So I don't know that there's a normal tailwind on any renovation property. But certainly, for example, in Chicago, we would expect to have a very lasting tailwind, given the nature of the repositioning and the comprehensive nature of the renovation program that we employed there. As well as the rebranding and all the other changes we made there. Hyatt Newport Beach is a similar story, where we really changed the character of the hotel, made it far more competitive from a leisure standpoint, in particular. Added a lot of interesting features that are pulling in a lot guests over the course of the summer months, in particular. So for example, Hyatt Chicago RevPAR in the month of July was up 21%, Hyatt Newport Beach RevPAR was up 13%. Hilton Times Square, for a lot of the factors we were just talking about in terms of just overall market trends and changes in the HHonors system, et cetera, was up less. It was up about 3.5% for July. So those are two ends of the spectrum. We would still expect that the overall aura of a new rooms product, for example, would certainly provide a competitive advantage for hotels for several years. It would be our expectation -- and a repositioning program should last even longer than several years.

 Chris Woronka  - Deutsche Bank - Analyst

 Got you. And then I think what I heard earlier is that you do have some renovations coming up in back half of '13 and early '14. But should we think about virtually no EBITDA disruption next year?

 John Arabia  - Sunstone Hotel Investors Inc. - President

 Chris, John Arabia here. I would say it's fairly routine, in most of these rooms' renovations, we'll be able to get into the rooms on very low periods. And so instead of talking about many millions of dollars of renovation disruption, I think we're literally talking about a couple hundred thousand dollars of renovation disruption, which quite honestly, for a portfolio our size, is really routine and I really wouldn't model anything.

 Chris Woronka  - Deutsche Bank - Analyst

 Okay, got you. And then, can you remind us how much Boston Park Plaza is under-punching on RevPAR? And I know you haven't disclosed your plans yet, but where do you see that next year on a normal -- from normal operating basis?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Yes, so Boston Park Plaza, year-to-date RevPAR first quarter was down almost 16%. Second quarter was down 6%. So year to date is down roughly 9%. We do see overall revenue, as I mentioned in our prepared remarks, for that hotel increasing this year by roughly 6%. Going forward, we see the hotel -- absent any repositioning program, we see the hotel performing with the market. 2014 is a very strong year for Boston overall, with very strong city-wides. So we're projecting fairly significant high single-digit growth rate in RevPAR for our Boston hotels in general in 2014.

 Chris Woronka  - Deutsche Bank - Analyst

 Great. And just one last question on Boston. How important -- as you think about possibilities for the hotel, how important is key money? And really how many potential brand options do you think you have, given what's already up there?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 There are several brand options. I'd tell you that branding the hotel today is not plan A. We like the idea of having a fee-simple piece of real estate that's well-located within the Back Bay market. Obviously it runs at a very high occupancy, is obviously a very productive asset in its current state. So our view is that any key money from the various brands that may be interested in occupying this particular asset is probably not going to, based on our current math, be warranted in the context of what we can do absent the brand fees.

 Chris Woronka  - Deutsche Bank - Analyst

 Okay, very good. Thanks, guys.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 You're welcome, Chris.

Operator

 Joshua Attie, Citigroup.

 Joshua Attie  - Citigroup - Analyst

 Ken, is the repositioning of the Park Plaza a 2014 event, do you think?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 The repositioning of the Park Plaza is not going to be a 2014 event in all likelihood. We'll finish up our overall positioning plan this year. Likely the first initiation of that would be in the winter months of the latter part of 2014, if we started that early. Our view, once again, is we want to take it very -- a very measured approach here. Make sure we've got the right formula, and measure twice and cut once, as they say.

 Joshua Attie  - Citigroup - Analyst

 Thanks. And separately, on the dividend. It's been a long time since you paid a dividend. Can you remind us what your philosophy is? Is it to pay out the minimum and retain a maximum amount of free cash flow to grow the Company? Or would you like to provide investors with a certain amount of income? Which is important to you and how do you think about it?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Sure. And we could spend a lot of time on this one. Because our view is that, as a capital-intensive Company with a fairly specific portfolio and balance sheet objectives, that paying out more than the required amount for dividends is probably ill-advised. I think there are probably times in the cycle when paying out more than the required amount would make sense. And you heard us talk about on our prepared remarks the fact that during a cyclical downturn, for example, our efforts today are preparing the Company so that we hopefully will be in a position to support a dividend through all phases of the cycle. So there could be a scenario where a minimal -- as we talked about, a base dividend is paid through all phases. But as we sit here today, during the growth phase of the cycle, our portfolio and balance sheet objectives take precedence over-paying on the dividend front, if you will. We look at dividend as one component of total return. If you look at what our Company has returned to our investors over the past couple of years through just consistent execution of our strategy, I think we have validated that statement pretty well.

 Joshua Attie  - Citigroup - Analyst

 Thank you. And just one more, maybe for John. Do you think that Sunstone is a net buyer or a net seller of assets over the next 6 to 12 months? It sounds like you've pulled a lot of what's in the portfolio that you wanted to sell. And it also sounds like you feel like acquisition pricing is a little expensive. So when you put it all together, do you see more opportunities on the buy side or on the sale side?

 John Arabia  - Sunstone Hotel Investors Inc. - President

 As we sit here today -- and by the way, Josh, that could change over time. But as we sit here today, I think if we were all to make a bet, we would say that we would probably be a net buyer of assets from what we see right now, than a net seller.

 Joshua Attie  - Citigroup - Analyst

 Okay, thank you.

 John Arabia  - Sunstone Hotel Investors Inc. - President

 Sure.

Operator

 Ryan Meliker, MLV and Company.

 Ryan Meliker  - MLV &  Co. - Analyst

 Most of my questions have been answered. But I was just hoping to get a little bit of color on your outlook for the Renaissance in DC. Obviously you've got the Marriott Marquis coming in next year just a couple blocks away or so. How is group pacing looking for that asset in DC? I know you're coming off renovation now. Numbers are looking pretty good, year to date. Just any color would be helpful.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Sure. Hi, Ryan, good to hear from you. Washington, DC, as you know, as a market, is having a fairly weak year. Our hotel, the Renaissance, which is located right at 9th and K, is having a very, very good year. One of the strongest years the hotel has had in terms of overall group rooms and rates. So we're having a terrific year this year. Next year, you'll see a relatively soft city-wide year once again in Washington, DC. And of course, you will see the Marquee come onto the market, so no secret. We would expect moderated trends for our DC property next year. You may actually see RevPAR flat to even slightly down next year, although we are working on budgeted numbers right now. Long term -- love the asset, love the location within the market. You're perhaps already familiar with the redevelopment of the former convention center site that's right out the front door of that hotel. Several billion-dollar redevelopment that really pulls the core of the DC market to our front door. So we're very excited about the long-term prospects for that hotel.

 Ryan Meliker  - MLV &  Co. - Analyst

 Okay, great, that's helpful. Thanks a lot.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 You're welcome.

Operator

 Lukas Hartwich, Green Street Advisors.

 Lukas Hartwich  - Green Street Advisors - Analyst

 Ken, can you give us an update of where you think we are in the lodging cycle?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Sure. I can tell you what we know, and then I'll tell you what we think. We are 45 months or so into the lodging recovery that began about December of 2009. We see a lot of indicators that would imply that this cycle will be longer than some of the prior cycles we've seen. You've probably heard us talk, and I know I've heard others talk about average lodging cycle from trough to peak having a duration of roughly seven years. There's no such thing as the average lodging cycle, and certainly this cycle has all the earmarks of being a more prolonged recovery. So the best I can tell you is we are in the middle stages of this cycle. We are in the phase of the cycle where occupancies are at levels where our operators can push rate much more aggressively. We're in the phase of the cycle where operational efficiencies and the fact that demand is being absorbed by rate more than occupied rooms will ultimately result in continued growth and profitability. So I can't tell you how much longer this cycle will last. We do model a cycle internally that, based on all the factors that are in front of us, extends on for a number of additional years from where we are today.

 Lukas Hartwich  - Green Street Advisors - Analyst

 Great, thank you.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 My pleasure.

Operator

 Nikhil Bhalla, FBR.

 Nikhil Bhalla  - FBR Capital Markets - Analyst

 Ken, just wanted to get some color on what you think your dry powder capacity is at this point in time for additional acquisitions.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Sure. As Bryan walked through the numbers, we utilized much of our dry powder after the quarter-close with the acquisition of the Boston Park Plaza. We have roughly $65 million of unrestricted cash on the balance sheet, and a $150 million undrawn revolver. We also have 12 hotels that have no leverage on them. So you can quantify, if we were inclined to take on leverage, investment capacity in the several $100 million range. As we've said before, our desired approach in growing our portfolio will be through equity-funded acquisitions, where we can acquire hotels at a discount to NAV, using our equity when it's priced above NAV. And so right now, I think that will be the governing factor in terms of acquisitions, rather than balance sheet capacity.

 Nikhil Bhalla  - FBR Capital Markets - Analyst

 Got it. And just following up a little more on the issue you mentioned with Hilton reward points. Could you just frame the issue for us a little bit more in terms of how much was your demand actually coming through that in your New York assets? And what exactly is happening, because of what you think, some weakness ahead? Thank you.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Sure. So our two Hilton products -- we have the Hilton in Times Square and we have the Doubletree in Times Square. They are both operated by Highgate, and they both run a very high occupancy strategy. They run roughly 98% occupancy throughout the course of the year. Much of this strategy was predicated in the past, and in part now, continues to be predicated on utilization of HHonors redemptions. And the way, that works, as you are probably familiar, a loyalist to the Hilton program would build up points and at a certain point, will redeem those points for hotel rewards. Given the location and the high rate of our hotels in New York, they've always been in the higher categories in terms of redemption requirements. Earlier this year, Hilton changed the program, where they more or less devalued those points across the board, and came up with new rate categories. The Doubletree Times Square used to be a 50,000 point-redemption category. It has moved up to 70,000 during most of the year, and then 95,000 points during the remainder of the year.

So it ultimately costs a heck of a lot more for a Hilton Honors member to stay in that hotel. As far as the overall percentage of the rooms sold in Q2 of 2012, the Doubletree did roughly 23%, 24% of its business through HHonors redemptions in 2013. Post change in program, they did roughly 11% of its business. So significant change in the overall business running through the HHonors system. Now, the team has done a very good job of filling up the hotel with high-rated business nonetheless. But that is one component of demand that has changed somewhat. At Hilton Times Square, it was less pronounced. In fact, you didn't see a material fall-off. It was a -- Hilton Honors redemptions was a smaller component of demand. HHonors did roughly 10% of the business in the Hilton Times Square. It dropped down to roughly 9% this year, just on a quarter-over-quarter basis. And Q2 is the only quarter where we have a true valid year-over-year comparison, because they just enacted the change.

 Nikhil Bhalla  - FBR Capital Markets - Analyst

 Okay, that's helpful. And just a final question for Marc. You talked about group demand going into next year. You have about 52% of that already on your book. At this point, would you expect that to accelerate, given all the renovations that have happened in your portfolio for going into next year? Or do you think your pace of demand pick-up over the next few quarters is going to be somewhat similar to what it's been in the past?

 Marc Hoffman  - Sunstone Hotel Investors Inc. - COO

 Yes. I think what we would expect is that at our non-renovated -- at the non-four hotel-renovated portfolio, that we would continue to see the acceleration that has occurred over the last year or two as we leave behind trough pricing and trough demand. And we would expect the improvements in the four hotels we recently renovated to accelerate and see greater demand at those hotels.

 Nikhil Bhalla  - FBR Capital Markets - Analyst

 Great, thank you.

Operator

 Jeffrey Donnelly.

 Jeffrey Donnelly  - Wells Fargo Securities, LLC - Analyst

 I got on late, so just maybe a few follow-up questions. Just Ken, given that we are in something of an extended lodging cycle in your view, and maybe because supply growth is low, is it fair to say that you're not expecting -- or you are expecting, I should say, a longer economic cycle than usual, and that recession risk will remain low?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Jeff, I think that is a good way to characterize our view. We see this -- look, the recovery thus far from a macroeconomic perspective, has been relatively tepid. Jobs are still not where they would otherwise be if you look back at prior cycles, when you're four years into the recovery. There are a lot of factors that have moderated overall economic growth. We think those very same factors will serve to prolong this recovery and will ultimately prevent the recovery from getting too overheated. And will likely result in a push-out of any cyclical downturn.

 Jeffrey Donnelly  - Wells Fargo Securities, LLC - Analyst

 And I apologize if you mentioned this on Park Plaza. But do you have an aspirational comp set for that hotel? Maybe where you are today and where you'd like to be?

 Marc Hoffman  - Sunstone Hotel Investors Inc. - COO

 Yes. I think if you look at the comp set today, it is very much the comp set that we expect to be. The difference is, we want to pull up the bottom. So our comp set today -- the Westin Copley Plaza, the Hilton Back Bay, Marriott Copley Place and Sheraton -- where we want to do is, we want to bring up the bottom. We are obviously the bottom-dragger on that. And if we bring up the bottom, we can see terrific results and a great payback on our investment.

 Jeffrey Donnelly  - Wells Fargo Securities, LLC - Analyst

 When you look ahead, do you think you can be on par with them from a RevPAR index? Or are you just trying to narrow that gap?

 Ken Cruse  - Sunstone Hotel Investors Inc. - COO

 No. We're just trying to narrow that gap. We don't believe we can be on par with them at all. I think we'll still see an index where we are high relative to the comp set on occupancy, and slightly lower based on ADR. But Marc is exactly right. Our modeling would show us being in the low- to mid-90%s.

 Jeffrey Donnelly  - Wells Fargo Securities, LLC - Analyst

 And just --

John Arabia  - Sunstone Hotel Investors Inc. - President

 We didn't underwrite it that way. We didn't underwrite it assuming that we would even get close to parity -- index parity with that group.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 That's why we like the opportunity so well.

 Jeffrey Donnelly  - Wells Fargo Securities, LLC - Analyst

 And just one last question. I'm just curious if the brand has given you guys any updated view on the impact of the Affordable Care Act?

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 No, they haven't. Really, the information has been fairly limited. I will tell you we've done some research on our own portfolio on the Affordable Care Act. And one thing that we were able to hang our hat on is that, within our portfolio, based on a fairly comprehensive survey, roughly 85% to 90% of our employee base is currently offered healthcare. And so with that in mind, you've got a wide uptake already on healthcare benefits. So we see that as representing probably -- meaning that affordable health care will have a fairly limited impact on our overall P&L. Beyond that, though, we don't have great color from the brands or from anybody else who has been analyzing this. And once again, from our own perspective, we've conducted our own analysis. And it doesn't play, at this point at least -- that the impact will not be significant, although it will be noteworthy.

 Jeffrey Donnelly  - Wells Fargo Securities, LLC - Analyst

 Great, thanks.

 Ken Cruse  - Sunstone Hotel Investors Inc. - CEO

 Thanks, Jeff.

Operator

 Ladies and gentlemen, this concludes this Q2 2013 conference call. Thank you for your participation. You may now disconnect.